Exhibit 99.1

GameStop Announces New $500 Million Share & Debt Repurchase Authorization

GRAPEVINE, Texas--(BUSINESS WIRE)--February 4, 2011--GameStop Corp. (NYSE:GME), the world’s largest multi-channel video game retailer, today announced that its Board of Directors has authorized $500 million in additional funds for its share and debt repurchase program. This authorization replaces the $300 million plan announced in September 2010, under which, as of today, $138.4 million remained available for use. The funds will be used over the next 18 months to repurchase the company's stock and/or Senior Notes.

Dan DeMatteo, Executive Chairman, stated, “This Board authorization emphasizes GameStop’s ongoing commitment to increase total shareholder return and supports the company’s goal to increase return on invested capital (ROIC), while maintaining the liquidity to execute our business strategy.”

Under the program, GameStop may purchase shares or debt through open market purchases, debt calls or privately negotiated transactions in compliance with SEC regulations and other legal requirements. The timing and actual amount of shares or debt repurchased will depend on several factors, including price, capital availability and other market conditions. This repurchase program does not have any specific limitations and may be suspended or terminated at any time.

About GameStop

GameStop Corp. (NYSE:GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multi-channel video game retailer. GameStop’s retail network and family of brands include 6,606 company-operated stores in 17 countries worldwide, www.Kongregate.com, a leading browser-based game site with more than 10 million monthly unique visitors, and Game Informer(R) magazine, the leading multi-platform video game publication. The company also sells video games and related merchandise at www.GameStop.com. General information on GameStop Corp. can be obtained at the company's corporate website.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for fiscal 2010 and fiscal 2011, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware; the timing of release of video game titles for next generation consoles; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology, including alternative methods of distribution, in the video game industry; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.gamestop.com.

CONTACT:
GameStop Corp.
Media Contact:
Chris Olivera, 817-424-2130
Vice President, Corporate Communications
or
Investor Contact:
Matt Hodges, 817-424-2130
Divisional VP, Investor Relations